VIA EMAIL

January 26, 2012

Smart Kids Group Inc.

Canada Suite 234

9768 -. 170 Street

Edmonton, Alberta T5T 5L4

Smart Kids Group Inc. US Suite 226

1.314 E Los Olas Blvd.

Fort Lauderdale, Florida 33301

Re: Agreement

Dear Mr. Richard Shergold:

On behalf of WMX Group, Inc. ("WMX"), 1: am very pleased to present you with this Final Agreement with respect to Smart Kids Group International, Inc. (SKOP.OB). (together with all of its subsidiaries and affiliates), "SKGP.OB" WMX becoming a 45% non dilutable equity stakeholder in SKGP.OB on the NASDAQ stock. Because we are as yet unfamiliar with the detailed approved action plan, not yet provided by SKGP.OB Board of Directors "SERVICES" shall mean all consulting services (whether provided by 'WMX or in one of more subsidiaries or affiliates or contracted third parties). WMX has infonned SKGP.OB that it is willing to acquire a 45% non dilutable Equity stake in SKGP.OB in exchange for providing consulting services. WMX makes no assurances, WMX is not responsible for aay perfonnance quota of any kind, and makes absolutely no guarantees on the time allocated to SKGP.OB or services they are providing SKGP.OB in a consultant non-director capacity only. SKGP.OB is in agreement with the terms of this agreement.

In order to facilitate the completion of WMX's due diligence investigation of SKGP.OB. and in consideration of the mutual covenants and other consideration set fbrth herein, the receipt and suffiCiency of which is hereby acknowledged and agreed among the parties, we mutually agree that:

i) The directors and oflicers of SKGP.OB confirms that the Board of Directors of SKGP.OB has approved this transaction. SKGP.OB shall provide WMX a copy of the Board Meeting approving this 'transaction (Sale of a 45% Non-Dilutable majority equity interest in SKGP.OB.) within 10 days from executing this agreem.ent

ii) The directors and officers of SKGP.OB confilms that the shareholders have approved this transaction. The directors and officers of SKGP.OB shall provide WMX a copy of the shareholder vote approving this transaction (Sale of a 45% Non-Dilutable majority equity interest in SKGP.OB.) within 10 days from executing this agreement.

iii) The directors and officers of SKGP.OB shall provide a detail accounting of all Intellectual property owned by the company and its subsidiaries (Both public & private), inclusive of all licensing deals and/or contracts within l0days from executing this agreement.

iv) The directors and officers of SKGP.OB confirm that all taxes are current, with no liabilities whatsoever. SKGP.OB shall provide WMX a letter from a licensed CPA who is responsible for the company's certified audit, to verify that all taxes are current, no liabilities tax wise are outstanding and all taxes are current.

v) The directors and officers of SKGP.OB confirm there are no outstanding legal issues relating to SKGP.OB. SKGP.OB shall provide WMX a letter of legal opinion from SKGP.OB securities attorney stating that there is no pending litigations, lawsuits, or disputes legal or otherwise that could be viewed as a future liability, within 10 days from executing this agreement.

vi) The directors & officers of SKGP.OB shall provide a shareholder list provided by the transfer agent of every shareholder (Inclusive of email, address, phone number, share amount) of the company. This will be provided within 10 days of executed this agreement.

vii) All future activities of SKGP.OB must be approved in writing by WMX acting as SKGP.OB exclusive consultant in relation to all aspects of managing SKGP.OB. This is inclusive but not limited to: SKGP.OB shall not (x) solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of any equity, investment banking, or any substantial portion of the Assets, of SKGP.OB (including, but not limited to, any acquisition structured as a merger, consolidation, reorganization. roll up, share exchange or recapitalization)or (y) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek to do any of the foregoing with respect to SKGP.OB; provided, however, that, if the directors of SKGP.OB receive an unsolicited, written, bona fide proposal to acquire all or any part of the Assets or equity of SKGP.OB, and such directors determine in good faith that, in order to comply with their fiduciary duty under applicable law, such offer must be considered, the directors shall be permitted to take such actions as are necessary and proper with respect to such offer; provided, further, that SKGP.OB shall notify WMX in writing within one (1) business day of any such competing offer, including the relevant details, such as identity of the offeror, price offered and assets or equity sought.

viii) The parties agree that, absent any adverse or unexpected findings during WMX's due diligence and after SKGP.OB satisfies and delivers item I through viii, Following the proper delivery and electronic transfer of 45% of the shares of SKGP.OB shares to WMX, W~,{ shall begin consulting SKGP.OB. WMX will hold a 45% non-dilutable majority equity interest in SKGP.OB. All SKGP.OB shares for WMX shall be freely tradable securities. Proper disclosure when transactions are made concerning SKGP.OB by SKGP.OB and will comply fully with US Securities Laws.

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ix) This agreement shall act as a Non Compete. The directors and officers of SKGP .OB shall not-compete and no-solicitate. This agreement shall restrict such officers and directors from (a) owning, operating or advising any potential competitor or competitive product in the widest possible region and (b) from soliciting, discussing or otherwise proposing any investment or opportunity to the shareholders of SKGP.OB or WMX .(and from selling or licensing any product, asset or information to any third party for similar purposes), without the written consent from WMX.

x) SKGP,OB shall share all the investment and revenue information with WMX, whenever raised or earned, and costs associated with the overall operations, management, marketing R&D and all other services and costs provided by WMX shall be reimbursed toWMX.

xi) All services provided by WMX to SKOP.OB, its acquisitions, ideas collected through its one or more of its subsidiaries or companies, shall he executed step-by-step and on case-by-case basis after mutual understanding. All operational costs and ownership division of the ideas between both parties shall be discussed between both parties and agreement shall be reached of covering the costs before execution. All profits (after covering all the costs) generated through the products shall be equally divided amongst the shareholders paid out as a dividend.

xii) SKGP.OB, its officials and employees and directors shall never discard or reduce WMX's role as its active consultant for providing services mentioned in this document by any means possible which includes but not limited to setting up its own competing entity to challenge WMX's role or seeking services from any third party competing with WMX's service areas.

xiii) Neither party shall be liable to each other's decisions, liabilities, loans, debts as this agreement only provides a framework for active collaboration. of services in exchange of equity in SKGP.OB. This agreement does not make any party a subsidiary of the other and does not hold accountable to each other's decisions and actions. WMX will never be responsible for any expenses, bills, taxes, legal bills, regulatory filings or any costs whatsoever related to SKGP.OB

xiv) As compensation to become a non executive director acting in an independent contractor capacity on the Board of Directors for SKGP,OB with the title of Chairman of the Board, Thomas Anthony Guerriero will be compensated $500,000 USD per year for 50 consecutive years starting in 2012. Mr. Guerriero will be entitled to having a staff with salaries collectively of $100,000 USD to be utilized in any way and at the discretion of Mr. Guerriero. This additional $100,000 will be paid directly to Mr. Thomas Guerriero in addition to his $500,000 to pay his staff and cover expenses. These funds are to be paid annually in a lump sum whenever money is generated or money is raised that can satisfy SKGP.OB financial obligation as per this agreement. SKGP.OB will issue a 1099 annually for tax purposes for all funds paid to Mr. Thomas Anthony Guerriero. In the event that the company cannot satisfy their annual financial obligation SKGP.OB will

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be responsible to satisfy the financial obligation and will issue a note payable to Mr. Thomas Anthony Guerriero.

xv) As compensation to Richard Shergold of SKGP .OB with the title of President, Richard Shergold will be compensated $500,000 USD per year for 50 years. Mr. Shergold will be entitled to having a staff with salaries collectively of $100,000 USD to be utilized in any way and at the discretion of Mr. Shergold. This additional $100,000 will be paid directly to Mr. Shergold in addition to his $500,000 to pay his staff and cover expenses. These funds are to be paid annually in a lump sum whenever money is generated or money is raised that can satisfy SKGP.OB financial obligation as per this agreement. SKGP.OB will issue a 1099 annually for tax purposes for all funds paid to Mr. Shergold. In the event that the company cannot satisfy their annual financial obligation SKGP.OB will be responsible to satisfy the financial obligation and will issue a note payable to Mr. Shergold.

xvi) Shares of SKGP .OB will be delivered to WMX in certificate form sent certified mail to One Mifflin Place, 4th Floor, Cambridge, MA 02138, 10 days after executing this agreement.

xvii) The provisions and existence of this Agreement shall be strictly confidential and binding, and the parties hereto shall not disclose any information with respect to the transactions contemplated hereby to any other party unless (i) required to do so by a court of competent jurisdiction in a final, non-appealable order, or (ii) by mutual written agreement.

xviii) This Agreement shall be governed by the laws of the State of New York without regard to conflicts of law principles; and any dispute related to this LOI or the transaction contemplated hereby shall be brought solely in the courts located in the State and County of New York. If the foregoing is accepted and agreed by SKGP.OB, please sign below and return a copy to me. We look forward to working with you and meet your team in the near term.

Lf the foregoing is accepted and agreed by SKGP.OB, please sign below and return a copy to me. We look forward to working with you and meet your team in the near term.

ACCEPTED AND AGREED:

/s/ Richard Shergold

Richard Shergold: Director, Smart Kids Group, Inc.

/s/ Thomas Guerrero

Thomas Guerrero Chairman & CEO WMX Group, Inc.